Exhibit 10.13(b)

PERSONAL LEAVE AGREEMENT AND RELEASE

This Personal Leave Agreement and Release (“Agreement”) is made by and between Dario Sacomani (“Executive”) and Spansion Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Executive Vice President and Chief Financial Officer, pursuant to employment terms set forth in an offer letter signed by Executive on February 28, 2006 (the “Offer Letter”);

WHEREAS, Executive signed a confidentiality agreement with the Company on March 9, 2006 (the “Confidentiality Agreements”);

WHEREAS, Executive signed an acknowledgement agreeing to abide by the Spansion Inc. Insider Trading Policy (the “Insider Trading Policy Acknowledgement”);

WHEREAS, on April 10, 2009 (the “Resignation Date”), Executive tendered his resignation from his position with the Company as Executive Vice President and Chief Financial Officer;

WHEREAS, conditioned upon Executive’s compliance with the terms of this Agreement, the Parties agree that Executive may continue as a part-time non-officer employee of the Company for a transition period of up to nine (9) months (“Personal Leave Period”), beginning effective the Resignation Date and continuing until January 9, 2010, or the end of the Personal Leave Period, whichever occurs earlier (the “Final Termination Date”);

WHEREAS, Executive agreed to a Change of Control Severance Agreement with the Company on June 9, 2006, and further agreed to an amendment to such agreement by signing an Amended and Restated Spansion Inc. Change of Control Severance Agreement on October 24, 2007 (collectively, the “Change of Control Agreement”), the conditions of which have not been triggered, will not be triggered by the terms of this Agreement, and which is wholly superseded and nullified by this Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with the Company, the transitional employment, or the resignations provided for herein.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Resignation. Executive acknowledges that he resigned from his position as Executive Vice President and Chief Financial Officer with the Company effective the Resignation Date defined above. Effective immediately, Executive hereby further resigns as an officer or director of any of the Company’s subsidiaries in which he serves in such capacities. Effective the Final Termination Date, Executive will be deemed to have fully and voluntarily resigned from employment with the Company, and the Company shall have no further obligations to Executive. Executive agrees, upon request from the Company, to execute any forms or other documents necessary to legally effect such resignations.

2. Personal Leave Period.

a. Limited Duties During Personal Leave Period. Executive agrees to provide reasonable assistance to the Company during the Personal Leave Period (also called “CFO Transition Period”). “Reasonable assistance” shall mean providing the Company limited employment services not to exceed 20 hours per month, unless Executive agrees otherwise, and shall include but not be limited to Executive (i) remaining responsible for special projects assigned to him by the Company from time to time; (ii) transitioning of Executive’s duties to other Company employees; and (iii) making himself generally available to the CEO or other senior management for questions, communications, and other general information exchange. Executive acknowledges and agrees that he shall have no authority to bind or act as an agent of the Company during the CFO Transition Period, except as expressly authorized in writing by the CEO, and agrees not to hold himself out as having any greater authority.

b. Salary Continuation During Personal Leave Period. The Company agrees to pay Executive his base salary, less applicable withholding, as in effect on the Resignation Date, through and including the Final Termination Date. Pay during the Personal Leave Period shall be in accordance with the Company’s regular payroll practices.

c. Benefits During Personal Leave Period. Subject to the requirements of the Company’s group benefits plans, the Company agrees to continue Executive health insurance benefits during the CFO Transition Period. Should Executive become ineligible for the Company’s group health insurance benefits, the Company agrees to reimburse Executive for the payments Executive makes for coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) provided Executive timely elects and pays for COBRA coverage, with COBRA reimbursements available through the end of the CFO Transition Period or until Executive has secured other employment, whichever occurs first. COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage. Executive’s participation in all other benefits and incidents of employment, including, but not limited to the accrual of vacation and paid time off, shall be suspended during the CFO Transition Period.

d. No Equity Vesting During CFO Transition Period. The Parties expressly agree that Executive will be considered to have vested in his stock options, restricted stock units and any other equity awards only to, but not including, the Resignation Date. All vesting will be suspended during the CFO Transition Period, and the required exercise or forfeiture of any equity awards shall be tolled until the Final Termination Date. Executive agrees to cooperate in the execution of any documents or agreements necessary to effectuate the foregoing. Except as provided herein, each of Executive’s equity awards shall continue to be governed by the terms and conditions of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document,” and together, the “Equity Award Documents”).

e. Voluntary Early Resignation. Nothing in this Agreement shall operate or be construed to preclude Executive from seeking or obtaining new employment, subject to such new employment remaining consistent with Executive’s contractual and other legal obligations to the Company. Executive agrees to immediately notify the Company in writing of his acceptance of new employment. The last date of the month Executive accepts new employment shall constitute the Final Termination Date, unless the Final Termination Date otherwise occurs earlier. Executive remains free at any time within the Personal Leave Period to end his services to the Company upon written notice, with the date such notice is received by the Company constituting the Final Termination Date.

3. Relocation Expense Reimbursement. To facilitate Executive joining his family in Chicago, Illinois, the Company agrees to reimburse Executive, up to a maximum reimbursement of Seven Thousand Five Hundred Dollars ($7,500.00), for any expenses related to his relocation to Chicago, Illinois (the “Relocation Expense Reimbursements”). The Relocation Expense Reimbursements shall be made to Executive by the Company consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for relocation-related expenses. Executive acknowledges and agrees that all other housing-related benefits, including temporary living arrangements, end effective April 30, 2009, and that he is not otherwise entitled to any housing-related benefits.

4. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive thru the Effective Date (as defined below). Executive represents that he has submitted all expense reports and once all outstanding expense reports as of April 10, 2009 are paid there is no further reimbursable expenses due from the Company. Executive further acknowledges and represents that he has either not request, or he has received, any leave to which he was entitled, if any, under the California Family Rights Act, the Family Medical Leave Act, the Americans with Disabilities Act, and/or the Fair Employment and Housing Act, and that he did not sustain any workplace injury during his employment with the Company.

5. Release of Claims. Executive agrees that terms provided for under this Agreement represent settlement in full of any and all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company, resignation thereof, and changes to that relationship reflected herein;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; any obligations under the Change of Control Agreement; any obligations under the Offer Letter; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

7. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreements, including but not limited to the duration of the CFO Transition Period, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.

10. No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the

Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

11. Non-Disparagement and Communications with Company Employees, Customers and Business Partners. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees during the CFO Transition Period. Executive further agrees that he will refrain from discussing Company confidential business or financial information with third parties, including the Company’s actual and potential customers or business partners. Executive further agrees that he will not discuss the Company’s business with Company employees, customers, or business partners except as requested by the Company’s Chief Executive Officer or his designee during the CFO Transition Period.

12. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the salary provided during the CFO Transition Period, except to the extent required by law, and to obtain damages, except as provided by law. Except as provided by law, Executive shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Executive’s obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover payments in the event of a breach, and (b) defending against a claim or suit brought or pursued by Executive in violation of the terms of this Agreement.

13. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

14. Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments or other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

17. Section 409A. The foregoing provisions are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations and any guidance promulgated thereunder (“Section 409A”) so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. Notwithstanding, to the extent the Company’s obligation to pay the Consideration provided for under Section 2 (Consideration) of this Agreement is deemed illegal, unenforceable, or void, and the Company fails to otherwise provide for the Consideration as provided, the Parties shall not remain bound by the terms of this Agreement, and it shall become null and void.

21. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with the Company and the changes to that employment relationship provided for herein, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including but not limited to the Change of Control Agreement, with the exception of the Confidentiality Agreements, the Equity Award Documents, and the Insider Trading Policy Acknowledgement.

23. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

24. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

25. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DARIO SACOMANI, an individual

Dated: April 10, 2009	/s/ Dario Sacomani
Dario Sacomani

SPANSION INC.

Dated: April 10, 2009	By	/s/ John Kispert
John Kispert
President and CEO